EXHIBIT 5

Meredith Kornreich Senior Managing Director, General Cousel, Retail and Institutional Financial Services 730 Third Avenue 12th Floor New York, New York 10017-3206 T 212-916-6973 F 212-916-6319 mkornreich@tiaa.org

April 26, 2018

Board of Trustees of
Teachers Insurance and Annuity Association of America
730 Third Avenue
New York, New York 10017-3206
Ladies and Gentlemen:
This opinion is furnished in connection with the Registration Statement on Form S-1 (File No. 333-223713) (as amended, the “Registration Statement”) of the TIAA Real Estate Account (the “Account”) being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. Interests in the Account are offered through endorsements to certain individual, group and tax-deferred annuity contracts and through income-paying contracts (collectively, the “Contracts”) issued by Teachers Insurance and Annuity Association of America (“TIAA”).
I have examined, or caused to be examined, the Charter, Bylaws and other corporate records of TIAA, including TIAA’s Plan of Operations for the Account, and other organizational records of the Account, and the relevant statutes and regulations of the State of New York. On the basis of such examination, it is my opinion that:
1.TIAA is a life insurance company duly organized and validly existing under the laws of the State of New York.
2.The Account is a “separate account” of TIAA within the meaning of Section 4240 of the New York Insurance Law, duly established by a resolution of TIAA's Board of Trustees and validly existing under the laws of the State of New York.
3.To the extent New York State law governs, the Contracts have been duly authorized by TIAA and, when issued as contemplated by the Registration Statement, will constitute legal, validly issued and binding obligations of TIAA enforceable in accordance with their terms, subject, as to enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors’ rights generally from time to time in effect (including New York insurance company insolvency laws) and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
I hereby consent to the use of this opinion as an exhibit to the Registration Statement, and to the reference to my name under the heading “Legal Matters” in the Registration Statement.
Sincerely,
/s/ Meredith Kornreich
Meredith Kornreich
Senior Managing Director, General Counsel,
Retail and Institutional Financial Services